Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

iLearningEngines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	iLearningEngines, Inc. 2024 Equity Incentive Plan Common Stock, par value $0.0001 per share	Other(2)	13,441,323	(3)(4)	$7.18	(2)	$96,508,699.14	$0.0001476	$14,244.69

Equity	iLearningEngines, Inc. 2024 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	Other(5)	2,688,265	(6)(7)	$7.18	(5)	$19,301,742.70	$0.0001476	$2,848.94

Equity	iLearningEngines Inc. 2020 Equity Incentive Plan Common Stock, par value $0.0001 per share	Other(8)	78,730	(8)	$7.18	(2)	$565,281.40	$0.0001476	$83.44

Total Offering Amounts									$17,177.07
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$17,177.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant which become issuable under the iLearningEngines, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), the iLearningEngines Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the iLearningEngines, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on June 14, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	The number of shares reserved for issuance under the 2024 Plan will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to 5% of the total number of shares of Common Stock outstanding on a fully diluted basis on December 31st of the preceding year. Notwithstanding the foregoing, the board of directors of the Registrant (the “Board”) may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)	Represents 13,441,323 shares of Common Stock reserved for issuance pursuant to future awards under the 2024 Plan. To the extent that any awards outstanding under the 2024 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2024 Plan.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on June 14, 2024, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2024 ESPP.

(6)	The number of shares reserved for issuance under the 2024 ESPP will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to 1% of the total number of shares of Common Stock outstanding on a fully diluted basis on December 31st of the preceding year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(7)	Represents 2,688,265 shares of Common Stock reserved for future issuances under the 2024 ESPP.

(8)	Represents 78,730 shares of Common Stock underlying stock awards previously granted and outstanding under the 2020 Plan, as assumed by the Registrant on April 16, 2024 pursuant to the Agreement and Plan of Merger and Reorganization, dated April 27, 2023, by and among Arrowroot Acquisition Corp., the predecessor Registrant (“ARRW”), ARAC Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ARRW, and iLearningEngines Holdings, Inc. (formerly known as iLearningEngines Inc.), a Delaware corporation.